                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

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Check the appropriate box:
[ ]  Preliminary Proxy Statement
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[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        THE DUN & BRADSTREET CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ ]  Fee paid previously with preliminary materials.

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     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

[DUN & BRADSTREET LETTERHEAD]

                                               One Diamond Hill Road
                                               Murray Hill, New Jersey
                                               07974-1218

                                               March 6, 2000

Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation on Tuesday, April 18, 2000 at 9:30 a.m. at the Hotel du Pont, Christina Room, 11th & Market Streets, Wilmington, Delaware.

     The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 1999 is also enclosed.

     Your vote is important. Please vote your shares whether or not you plan to attend the meeting. In addition to voting in person or by mail, shareholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record, check your proxy card to see which of these options are available to you.

Sincerely,

/s/Clifford L. Alexander, Jr.
CLIFFORD L. ALEXANDER, JR.
Chairman and Chief Executive Officer

[DUN & BRADSTREET LETTERHEAD]

                                               One Diamond Hill Road
                                               Murray Hill, New Jersey
                                               07974-1218

NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareholders of The Dun & Bradstreet Corporation will be held on Tuesday, April 18, 2000 at 9:30 a.m. at the Hotel du Pont, Christina Room, 11th & Market Streets, Wilmington, Delaware. The purpose of the meeting is to:

          1. Elect four Class II directors for a three-year term;

          2. Ratify the selection of independent accountants;

          3. Vote on three shareholder proposals, if presented by their proponents;

          4. Transact such other business as may properly come before the meeting. The Company knows of no other business to be brought before the meeting.

     Only shareholders of record at the close of business on February 20, 2000 will be entitled to vote at the meeting.

By Order of the Board of Directors,

/s/ DAVID J. LEWINTER
DAVID J. LEWINTER
Corporate Secretary

Dated: March 6, 2000

                                PROXY STATEMENT

                            ------------------------

GENERAL INFORMATION

     The Board of Directors of The Dun & Bradstreet Corporation ("Dun & Bradstreet" or the "Company") is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on April 18, 2000. These proxy materials are being mailed to shareholders beginning on or about March 10, 2000. The principal executive offices of Dun & Bradstreet are located at One Diamond Hill Road, Murray Hill, New Jersey 07974-1218 and its main telephone number is (908) 665-5000.

ANNUAL MEETING ADMISSION

     You will need an admission ticket to enter the Annual Meeting. For shareholders of record, an admission ticket is attached to the proxy card sent to you. If you plan to attend the meeting in person, please retain the admission ticket.

     If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership, such as a bank or brokerage account statement, to the Company's Corporate Secretary at the address noted above. Shareholders who do not have admission tickets will be admitted following verification of ownership at the door.

WHO CAN VOTE

     Shareholders of record at the close of business on February 20, 2000 are eligible to vote at the meeting. As of the close of business on that date, Dun & Bradstreet had outstanding 161,349,753 shares of Common Stock.

HOW TO VOTE

     In addition to voting in person at the meeting, shareholders of record can vote by proxy by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

REVOCATION OF PROXIES

     A shareholder of record can revoke a proxy at any time before the vote is taken at the meeting by sending written notice of the revocation to the Corporate Secretary of the Company, by submitting another proxy that is properly signed and bears a later date or by voting in person at the meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with their instructions. A proxy that is signed and returned by a shareholder of record without specifications marked in the instruction boxes will be voted in accordance with the recommendations of the Board of Directors, as outlined in this Proxy Statement. If any other proposals are brought before the meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies.

SPECIAL VOTING PROCEDURES FOR CERTAIN CURRENT AND FORMER EMPLOYEES

     Many current and former employees of the Company have share balances in the Dun & Bradstreet Common Stock Fund of The Dun & Bradstreet Corporation Profit Participation Plan (the "PPP"). The voting procedures described above do not apply to these share balances. Instead, any proxy given by such an employee will serve as a voting instruction for the trustee of the PPP, as well as a proxy for any shares registered in the employee's own name (including shares acquired under the Dun & Bradstreet Employee Stock Purchase Plan or otherwise). To allow sufficient time for voting by the trustee, PPP voting instructions must be received by April 11, 2000. If voting instructions have not been received by that date, the trustee will vote those PPP shares in the same proportion as the respective PPP shares for which it has received instructions, except as otherwise required by law.

PROXY SOLICITATION

     Directors, officers and employees of Dun & Bradstreet may solicit proxies on behalf of the Company by communicating with shareholders personally or by telephone, facsimile transmission, telegraph or mail. Dun & Bradstreet also has retained the firm of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee estimated at $10,000 plus expenses. Dun & Bradstreet will pay all expenses related to such solicitations of proxies. Dun & Bradstreet and Georgeson will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable out-of-pocket expenses.

QUORUM AND VOTING REQUIREMENTS

     Dun & Bradstreet's by-laws provide that a majority of the shares entitled to vote, whether present in person or represented by proxy, constitutes a quorum at meetings of shareholders. Abstentions and broker "non-votes" are counted for purposes of establishing a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

     Directors shall be elected by a plurality of the voting power present in person or represented by proxy at the meeting (i.e., the nominees receiving the greatest number of votes will be elected). Only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Thus, shares present at the meeting that are not voted for a particular nominee, shares present by proxy for which the shareholder properly withholds authority to vote for such nominee, and broker "non-votes" will not be counted towards such nominee's achievement of a plurality.

     Each of the other matters to be voted upon at the meeting shall be determined by the affirmative vote of the majority of the voting power represented at the meeting and entitled to vote on the matter. If a shareholder abstains from voting or directs the shareholder's proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker "non-votes" are not considered present at the meeting for such matter and, therefore, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. Please bear in mind that the adoption of any of the shareholder proposals included in this Proxy Statement would serve only as a recommendation to the Board of Directors to take the action requested by the proponent. Furthermore, in order to declassify the Board, as requested by Proposal No. 3, such action would have to be approved by the Board and at a future shareholders' meeting by the affirmative vote of at least 80% of the outstanding shares of Common Stock.

CORPORATE STRUCTURE -- SEPARATION TRANSACTIONS

     1998 Separation Transaction: On June 30, 1998, the company then known as The Dun & Bradstreet Corporation ("Old D&B") separated into two publicly traded companies -- The "new" Dun & Bradstreet Corporation (i.e., the company to which this Proxy Statement relates) and R.H. Donnelley Corporation. The separation of the two companies was accomplished through a tax-free distribution by Old D&B of the shares of Common Stock of the Company, which is a new entity comprised of Moody's Investors Service and the

Dun & Bradstreet operating company. The new entity is now known as "The Dun & Bradstreet Corporation" and Old D&B changed its name to "R.H. Donnelley Corporation." Since the business of the Company comprised the majority of the business of Old D&B, and since substantially all of the senior management of Old D&B became the senior management of the Company in connection with the spin-off, much about the Company and its management can be best understood in light of the pre-spin-off history of Old D&B. In that connection, information included in this Proxy Statement concerning the Company and its management during periods prior to the spin-off actually relates to Old D&B and its management. For example, information concerning a given director's service with the Company prior to June 30, 1998 actually relates to such director's service with Old D&B.

     Pending Separation Transaction: On December 15, 1999, the Company announced that it will pursue the separation of Moody's and the Dun & Bradstreet operating company into two independent, publicly traded companies. On February 16, 2000, the Company announced that the separation would be accomplished by spinning off, through a tax-free distribution to shareholders (the "2000 Spin-off"), a subsidiary corporation comprising the business of the Dun & Bradstreet operating company. After the 2000 Spin-off, the business of the Company will consist entirely of the business conducted by Moody's, and the D&B operating company business will comprise the business of a new publicly traded company that will succeed to the name "The Dun & Bradstreet Corporation." The 2000 Spin-off is subject to final approval by the Board of Directors and obtaining a favorable ruling from the Internal Revenue Service with respect to the tax-free treatment of the distribution. The Company expects to complete the 2000 Spin-off by the end of the third quarter of 2000.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The members of the Board of Directors of Dun & Bradstreet are classified into three classes, one of which is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors of such class are elected and have qualified.

     The Board of Directors has nominated Mr. Hall Adams, Jr., Mr. Ronald L. Kuehn, Jr., Mr. Michael R. Quinlan and Ms. Naomi O. Seligman for election as Class II Directors at the 2000 Annual Meeting for a three-year term expiring at the 2003 Annual Meeting of Shareholders.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE.

 NOMINEES FOR CLASS II DIRECTORS FOR TERMS EXPIRING AT THE 2003 ANNUAL MEETING:

Hall Adams, Jr.
Former Chairman of the Board and Chief Executive Officer
Leo Burnett Company, Inc.

Hall Adams, Jr., age 66, has served as a director of the Company since 1992 and is chairman of the Audit Committee and a member of the Board Affairs Committee. Mr. Adams was elected chairman of the board and chief executive officer of Leo Burnett Company, Inc., an advertising agency, in 1987, and held this position until 1992, when he retired. Mr. Adams is also a director of McDonald's Corporation and Sears, Roebuck and Co.

Ronald L. Kuehn, Jr.
Chairman of the Board
El Paso Energy Corporation

Ronald L. Kuehn, Jr., age 64, has served as a director of the Company since 1996, and is chairman of the Compensation & Benefits Committee and a member of the Board Affairs Committee. Mr. Kuehn has served as chairman of the board of El Paso Energy Corporation, an integrated energy company with operations in natural gas transmission, gas gathering and processing, gas and oil production, power generation, merchant energy services, and international project development, since its merger with Sonat Inc. in October 1999. Prior to that, he was chairman, president and chief executive officer of Sonat Inc. from 1986 through October 1999. In addition to serving on the board of El Paso Energy, Mr. Kuehn is also a director of AmSouth Bancorporation, Praxair, Inc., Protective Life Corporation, Transocean Sedco Forex Inc. and Union Carbide Corporation.

Michael R. Quinlan
Director
McDonald's Corporation

Michael R. Quinlan, age 55, has served as a director of the Company since 1989, and is chairman of the Board Affairs Committee and a member of the Compensation & Benefits Committee. Mr. Quinlan has served as a director of McDonald's Corporation, a global food service retailer, since 1979 and was the chairman of the board of directors from March 1990 to May 1999. Mr. Quinlan also served as chief executive officer of McDonald's from March 1987 through July 1998. In addition to serving on the board of McDonald's, Mr. Quinlan is also a director of Catalyst and the May Department Stores Company.

Naomi O. Seligman
Co-Founder & Senior Partner
Research Board, Inc.

Naomi O. Seligman, age 66, has served as a director of the Company since June 1999, and is a member of the Audit and Compensation & Benefits Committees. Ms. Seligman is a co-founder of, and senior partner at, the Research Board, Inc., a privately funded think tank specializing in research on the economics and applications of information technology, exclusively on behalf of CIOs at very large corporations. Ms. Seligman is also a director of Chemdex, Exodus Communications, Inc., Martha Stewart Living Omnimedia, Inc., Oblix, Inc. and Sun Microsystems, Inc.

                              CONTINUING DIRECTORS

CLASS I DIRECTORS HOLDING OFFICE FOR TERMS EXPIRING AT THE 2002 ANNUAL MEETING:

Robert R. Glauber
Adjunct Lecturer, Center for Business and Government
John F. Kennedy School of Government
Harvard University

Robert R. Glauber, age 60, has served as a director of the Company since June 1998, and is a member of the Audit and Board Affairs Committees. Since 1992, Mr. Glauber has been an adjunct lecturer at the Kennedy School, where he teaches courses on financial regulation and public policy. Prior to joining the Kennedy School, Mr. Glauber served as Under Secretary of the Treasury in the Bush Administration from 1989 to 1992. Mr. Glauber is also a director of XL Capital Ltd. and ten of the Dreyfus mutual funds, and is chairman of measurisk.com.

Victor A. Pelson
Senior Advisor
Warburg Dillon Read

Victor A. Pelson, age 62, has served as a director of the Company since April 1999, and is a member of the Audit, Compensation & Benefits and Executive Committees. Mr. Pelson has served as senior advisor for Warburg Dillon Read, an investment banking firm, since 1997. He was a director and senior advisor of Dillon Read at its merger in 1997 with SBC Warburg. Prior to this, Mr. Pelson was associated with AT&T from 1959 to 1996. At his retirement from AT&T, Mr. Pelson was chairman of global operations and a member of the board of directors. Mr. Pelson is also a director of Carrier 1 International, SA, Dynatech Corporation, Eaton Corporation and United Parcel Service.

    CLASS III DIRECTORS HOLDING OFFICE FOR TERMS EXPIRING AT THE 2001 ANNUAL
                                    MEETING:

Clifford L. Alexander, Jr.
Chairman and Chief Executive Officer
The Dun & Bradstreet Corporation

Clifford L. Alexander, Jr., age 66, was elected chairman and chief executive officer of the Company in October 1999. He has served as a director of the Company since 1993, and is the chairman of the Executive Committee. Mr. Alexander is also president of Alexander & Associates, Inc., a private consulting firm specializing in work-force inclusiveness, which he founded in 1981. Mr. Alexander is also a director of American Home Products Corporation, Dreyfus General Family of Funds, Dreyfus Premier Family of Funds, Dreyfus Third Century Fund, IMS Health Incorporated, MCI WorldCom and Mutual of America Life Insurance Company.

Mary Johnston Evans
Former Vice Chairman
Amtrak

Mary Johnnston Evans, age 70, has served as a director of the Company since 1990, and is a member of the Board Affairs, Compensation & Benefits and Executive Committees. Mrs. Evans was vice chairman of the board of Amtrak (National Railroad Passenger Corporation) from 1975 to 1979. Mrs. Evans is a director of Delta Air Lines, Inc., for which she served as non-executive chairman for the month of August 1997. She is also a director of Baxter International Inc., Household International, Inc. and Sunoco, Inc.

Henry A. McKinnell, Jr., Ph.D.
President and Chief Operating Officer
Pfizer Inc.

Henry A. McKinnell, Jr., age 57, has served as a director of the Company since 1997, and is a member of the Audit and Compensation & Benefits Committees. Since May 1999, Dr. McKinnell has been president and chief operating officer of Pfizer Inc., a research-based global health care company. Since 1997, he has held the position of president of the Pfizer Pharmaceuticals Group. Dr. McKinnell also has direct responsibilities for the worldwide Consumer Health Care Business and the Corporate Strategic Planning and Policy Groups. From 1992 to April 1999, he served as an executive vice president of Pfizer. From 1992 to 1996 he was responsible for Pfizer's Medical Technology Group and served as Pfizer's chief financial officer from 1990 through 1996. In addition to serving on the board of Pfizer, Dr. McKinnell is also a director of Aviall Inc. and John Wiley & Sons.

                         BOARD MEETINGS AND COMMITTEES

     The Board of Directors held seven regularly scheduled meetings and six special meetings in 1999. No director attended fewer than 75% of the aggregate of such meetings of the Board and of the committees of the Board on which he or she served. The four committees of the Board are the Audit Committee, the Compensation & Benefits Committee, the Board Affairs Committee and the Executive Committee. Each of these committees is described in the following paragraphs.

     The Audit Committee consists of Messrs. Adams (chairman), Glauber and Pelson, Dr. McKinnell and Ms. Seligman. The Audit Committee held four meetings during 1999. The Audit Committee's primary function is to assist the Board in fulfilling its oversight responsibilities relating to financial information that will be provided to the shareholders and others, the systems of internal controls that management and the Board have established, and the audit process. In fulfilling this function, the Audit Committee:

     - Recommends to the Board the appointment of the external auditors;

     - Reviews the internal auditors' objectives and ensures that they have appropriate resources and operate in an independent manner;

     - Oversees the audit work conducted by the external and internal auditors;

     - Reviews with the external and internal auditors the adequacy of the Company's financial, operational and technological internal controls;

     - Addresses significant accounting and reporting issues;

     - Inquires about areas of disagreement between management and the external auditors on auditing or accounting matters;

     - Reviews: (1) compliance with laws, regulations and internal procedures and the scope and status of the Company's systems designed to ensure such compliance, (2) contingent liabilities and risks that may be material to the Company, and (3) major legislative and regulatory developments that could materially impact the Company;

     - Reviews the Company's policies and procedures regarding officers' expenses and perquisites, and a summary of officers' expenses and use of Company assets; and

     - Reviews the Company's efforts to monitor compliance with the Company's code of conduct.

     The Compensation & Benefits Committee consists of Messrs. Kuehn (chairman), Pelson and Quinlan, Mrs. Evans, Dr. McKinnell and Ms. Seligman. The Compensation & Benefits Committee held seven meetings during 1999. The Committee establishes and revises all compensation arrangements for the chief executive officer (the "CEO") and certain other executives of the Company consistent with a statement of executive compensation philosophy adopted by the Board of Directors and subject to the Committee's own rules of procedure and such limitations as it may adopt. The Committee also:

     - Initiates an evaluation of the CEO's performance in accordance with standards established by the Committee;

     - Reviews with the CEO the performance of other elected executive officers in accordance with standards established by the CEO;

     - Consistent with the provisions of the Company's incentive compensation plans, selects the participants under such plans and determines the awards granted to each of them; interprets such plans and the awards granted thereunder; adopts rules and regulations for the administration of such plans; and administers such plans and makes all determinations in connection therewith that may be necessary or advisable; and

     - Maintains responsibility for the overall administration of the Company's employee benefit plans, programs and practices, including responsibility for the selection and retention of trustees to have custody of the plan assets, the selection and retention of asset managers for such plans and the determination of investment guidelines and portfolio objectives.

     The Board Affairs Committee consists of Messrs. Quinlan (chairman), Adams, Glauber and Kuehn and Mrs. Evans. The Board Affairs Committee held two meetings during 1999. The Committee recommends to the Board criteria regarding qualifications for Board membership and the size and composition of the Board; reviews the qualifications of candidates for Board membership; and recommends to the Board candidates to fill Board vacancies. Although the Board Affairs Committee has not adopted formal procedures for the submission of shareholders' recommendations for nominees for Board membership, such recommendations may be made by submitting the names in writing to: Michael R. Quinlan, Chairman of the Board Affairs

Committee, c/o The Dun & Bradstreet Corporation, One Diamond Hill Road, Murray Hill, NJ 07974-1218. The Board Affairs Committee also performs the following functions:

     - Maintains an orientation program for new directors;

     - Periodically reviews the Company's Corporate Governance Principles and recommends revisions to the Board;

     - Periodically reviews the Company's succession plans relating to the CEO and certain other executives; and

     - Periodically conducts a discussion of Board effectiveness.

     The Executive Committee consists of Messrs. Alexander (chairman) and Pelson and Mrs. Evans. The Executive Committee held one meeting in 1999. With certain exceptions, the Executive Committee may exercise all the powers of the Board of Directors when the Board is not in session.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table shows the number of shares of the Company's Common Stock beneficially owned by each of the directors and director nominees, each of the executive officers named in the Summary Compensation Table below (the "named executive officers"), and all present directors and executive officers of Dun & Bradstreet as a group, on December 31, 1999. The table also shows the names, addresses and share ownership of the only persons known to Dun & Bradstreet to be the beneficial owners (the "Owners") of more than 5% of the outstanding Common Stock. This information is based upon information furnished by each such person (or, in the case of the Owners, based upon public filings by such Owners with the Securities and Exchange Commission (the "SEC")). Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of Dun & Bradstreet Common Stock outstanding on December 31, 1999, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning "Stock Units", the value of which is measured by the price of the Company's Common Stock. Stock Units do not confer voting rights and are not considered "beneficially owned" shares under SEC rules.

                                                AGGREGATE NUMBER OF
                                                SHARES BENEFICIALLY                     PERCENT OF SHARES
NAME                                              OWNED(A)(B)(C)      D&B STOCK UNITS      OUTSTANDING
----                                            -------------------   ---------------   -----------------
Hall Adams, Jr................................          12,895             9,653             *
Clifford L. Alexander, Jr.....................         112,395             8,167             *
Mary Johnston Evans...........................          52,817(d)         13,001             *
Chester J. Geveda, Jr.........................         144,840                 0             *
Robert R. Glauber.............................           4,534               749             *
Nancy L. Henry(e).............................          34,872                 0             *
Elahe Hessamfar...............................          53,594                 0             *
Ronald L. Kuehn, Jr...........................          10,814             6,856             *
Henry A. McKinnell, Jr........................          11,760             2,684             *
Victor A. Pelson..............................           2,698(f)            526             *
Michael R. Quinlan............................          10,797             7,638             *
Peter J. Ross.................................         155,288                 0             *
Naomi O. Seligman.............................           1,107                 0             *
Frank S. Sowinski.............................         137,775                 0             *
Volney Taylor(g)..............................         752,899                 0             *
All current directors and executive officers
  as a group (16 persons).....................       1,565,198            49,274             *

                                                AGGREGATE NUMBER OF
                                                SHARES BENEFICIALLY                     PERCENT OF SHARES
NAME                                                   OWNED          D&B STOCK UNITS      OUTSTANDING
----                                            -------------------   ---------------   -----------------
Harris Associates L.P. and its general
  partner,....................................      18,429,878(h)              0              11.46%
  Harris Associates, Inc.,
  Two North LaSalle Street,
  Suite 500,
  Chicago, Illinois 60602-3790
Berkshire Hathaway Inc.,......................      16,343,700(i)              0              10.16%
  Warren E. Buffett and National
  Indemnity Company
  1440 Kiewit Plaza
  Omaha, Nebraska 68131(j)

---------------

 *  Represents less than 1% of the Company's outstanding Common Stock.

(a) Includes shares of restricted Common Stock as follows: Mr. Adams, 331; Mr. Alexander, 331; Mrs. Evans, 331; Mr. Glauber, 784; Ms. Hessamfar, 11,035; Mr. Kuehn, 1,454; Dr. McKinnell, 975; Mr. Pelson, 698; Mr. Quinlan, 331; Ms. Seligman, 699; and group 16,969.

(b) Includes the maximum number of shares of Common Stock that may be acquired within 60 days of December 31, 1999 upon the exercise of vested stock options as follows: Mr. Adams, 9,360; Mr. Alexander, 109,360; Mrs. Evans, 9,360; Mr. Geveda, 101,854; Mr. Glauber, 3,000; Ms. Henry, 19,041; Ms.
    Hessamfar, 30,707; Mr. Kuehn, 9,360; Dr. McKinnell, 6,180; Mr. Quinlan, 9,360; Mr. Ross, 120,709; Mr. Sowinski, 111,509; Mr. Taylor 580,080; and
    group 1,158,686.

(c) Includes unrestricted shares of Common Stock that the following individuals had the right to receive within 60 days of December 31, 1999 based on satisfaction of performance goals for a performance period ending on that date ("Performance Shares"): Mr. Adams, 750; Mr. Alexander, 750; Mrs. Evans, 750; Mr. Geveda, 3,330; Mr. Glauber, 750; Ms. Henry, 6,965; Ms. Hessamfar, 5,743; Mr. Ross, 3,386; Ms. Seligman, 408; Mr. Sowinski, 6,251; and group 31,570. Messrs. Kuehn, Pelson and Quinlan and Dr. McKinnell have elected to defer receipt of their Performance Shares (750, 526, 750 and 750, respectively) until after retirement. Such deferred share balances are included in the "D&B Stock Units" column of this table.

(d) Includes 40,770 shares owned by Mrs. Evans' spouse, as to which Mrs. Evans disclaims beneficial ownership.

(e) Effective November 30, 1999, Ms. Henry became chief legal advisor of Moody's Investors Service, a subsidiary of the Company. In that capacity, Ms. Henry is not considered an executive officer of the Company.

(f) Includes 2,000 shares as to which Mr. Pelson has shared voting and shared investment power.

(g) Mr. Taylor resigned as chairman and chief executive officer effective October 25, 1999.

(h) Harris Associates L.P. ("Harris") and its sole general partner, Harris Associates, Inc., jointly filed an amended Schedule 13G with the SEC on February 7, 2000. This Schedule 13G shows that Harris, a registered investment adviser, had, as of December 31, 1999, shared voting power over 18,429,878 shares, sole dispositive power over 7,188,978 shares and shared dispositive power over 11,204,900 shares.

(i) Berkshire Hathaway Inc. and Warren E. Buffett have filed Initial Statements of Beneficial Ownership of Securities on Form 3 with the SEC, indicating indirect ownership (through wholly owned subsidiaries of Berkshire Hathaway Inc., including National Indemnity Company) of 16,343,700 shares as of February 1, 2000. According to these filings, Mr. Buffett is chairman of the board of Berkshire Hathaway Inc., may be deemed to control Berkshire Hathaway Inc. and its subsidiaries, and disclaims "beneficial ownership" of securities owned by Berkshire Hathaway Inc. or its subsidiaries. OBH, Inc. and Berkshire Hathaway Inc. (parent holding companies), Warren E. Buffett and National Indemnity Company also jointly filed a Schedule 13G with the SEC on February 14, 2000. This Schedule 13G indicates that the filing parties comprise a group that had, as of December 31, 1999, shared voting power and shared dispositive power over 12,122,800 shares.

(j) The foregoing is listed in the filings described in note (i) above as the address of each of the filing parties except National Indemnity Company, whose address is listed as 3024 Harney Street, Omaha, Nebraska 68131.

                                 PROPOSAL NO. 2

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors of Dun & Bradstreet has selected PricewaterhouseCoopers LLP as independent accountants to audit the consolidated financial statements of the Company for the year 2000. In accordance with a resolution of the Board of Directors, this selection is being presented to the shareholders for ratification.

     PricewaterhouseCoopers LLP acted as independent accountants for the year 1999. In connection with its audit of the consolidated financial statements of the Company, PricewaterhouseCoopers LLP also audited the financial statements of various benefit plans of the Company, reviewed certain filings with the SEC, and performed certain non-audit services.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting. Such representative will have the opportunity to make a statement, if he or she so desires, and is expected to be available to respond to questions.

     If the proposal to ratify the selection of PricewaterhouseCoopers LLP is not approved by shareholders, or if, prior to the 2001 Annual Meeting, PricewaterhouseCoopers LLP ceases to act as the Company's independent accountants, or if the Board of Directors removes PricewaterhouseCoopers LLP as the Company's independent accountants, then the Board will appoint other independent accountants whose engagement for any period subsequent to the 2001 Annual Meeting will be subject to ratification by shareholders at that meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

                                 PROPOSAL NO. 3

         SHAREHOLDER PROPOSAL CONCERNING BOARD SIZE AND CLASSIFICATION

     Harris Associates Investment Trust ("Harris Trust"), Two North LaSalle Street, Suite 500, Chicago, Illinois 60602-3790, reporting ownership of 11,070,600 shares of Common Stock, submitted the proposal set forth below:

                                   RESOLUTION

     Resolved that the stockholders of Dun & Bradstreet Corporation (the "Company") urge that the Board of Directors take the necessary steps to declassify the Board for the purpose of director elections, and that prior to such declassification the Board of Directors not increase Board size in response to stockholder election of new directors not nominated by the incumbent directors.

                              SUPPORTING STATEMENT

     The most fundamental right of stockholders is the ability to elect directors. Directors are the fiduciaries, the agents, of owners who on the owners' behalf conduct the affairs of the Company in a manner that advances the interests of the owners. It is the most fundamental right of stockholders because they, even though they are the owners of the Company, have no other binding and direct mechanism of expressing their will in the conduct of the Company than via election of directors. Board elections are critical to exercise of their franchise as owners. We believe that any abridgement or limitation on the exercise of that right leads to entrenchment of Board members, a circumstance that in turn is likely to lead to lack of accountability to stockholders.

     We therefore believe it is the right of stockholders to be able to vote for Board members each year, to hold them accountable annually for their conduct of the Company's affairs. We also believe that, should stockholders elect directors not initially nominated by the Board of Directors, incumbent directors should not be able to add to the Board additional directors of their choosing via Board appointments so long as the Board remains classified. The latter method of adding directors would dilute the voting power of directors elected by the stockholders and would serve to further entrench incumbent Board members, effectively disenfranchising stockholders and perpetuating the lack of accountability. We are specifically concerned that a classified Board, or a Board seeking to dilute influence of directors elected by stockholders without endorsement by the Board, in evaluating strategic alternatives may choose actions not in the stockholders' best interests.

     A staggered Board is particularly anti-stockholder in the case of the Company, which we believe has experienced persistent significant operational problems and whose stock has consistently sold at what we believe is a substantial discount to private, or "intrinsic", value. Managements and boards typically assert that staggered boards "provide continuity," but we believe that in the case of the Company continuity is not necessarily in the owners' best financial interests.

     We urge you to mark your proxy FOR this Proposal.

                  OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

     Your Board believes that a classified board structure offers a number of important advantages to you, our shareholders, and the Company. Classification helps to ensure that at any one time a majority of our directors will have in-depth knowledge and experience regarding our Company and its business. This experience facilitates long-term planning and enables directors to judge the performance of management against long-term goals. Experience of this nature is particularly important during periods in which significant initiatives are called for to enhance shareholder value, such as the pending separation transaction described on page 3 of this Proxy Statement.

     Classified boards also help to protect a company and its shareholders from inadequate tender offers or unsolicited attempts to seize control. Our classified Board is intended to encourage people seeking control of the Company to enter into arm's-length negotiations with our Board. This would give the Board time to properly evaluate a proposal, study alternative proposals and seek the best result for all shareholders. While a classified board enhances the Company's ability to negotiate more favorable terms with a potential acquirer, it does not preclude takeover offers.

     Your Board disagrees with the proponent's assertion that directors who are elected for three-year terms are less accountable to shareholders than directors elected annually. The obligations to perform board duties in good faith, with due care and in the best interests of shareholders apply regardless of the term of service. Shareholders have the ability to propose and elect alternate nominees for the class of directors to be elected each year. Through this process, shareholders can express their views regarding the Board's performance and influence its composition.

     Due to the important benefits to shareholders, the classified board structure is a common practice. According to recent surveys, approximately 60% of S&P 500 corporations have classified boards. Furthermore, a number of leading institutional investors and commentators have recognized the benefits inherent in a classified board.

     The Company's paramount goal is to enhance shareholder value. As a result, your Board continues to believe that the present system of three-year director terms is in the best interests of our shareholders, and urges shareholders to oppose efforts to eliminate the classified Board.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                 PROPOSAL NO. 4

                SHAREHOLDER PROPOSAL CONCERNING RIGHTS AGREEMENT

     Harris Associates L.P., Two North LaSalle Street, Suite 500, Chicago, Illinois 60602-3790, reporting beneficial ownership of 18,429,878 shares of Common Stock (which includes shares owned by Harris Trust), has submitted the proposal set forth below:

                                   RESOLUTION

     Resolved that the stockholders of Dun & Bradstreet Corporation (the "Company") recommend that the Board of Directors immediately redeem the rights issued pursuant to the Rights Agreement dated as of June 3, 1998, and refrain from issuing any additional rights or adopting any amended or other Rights Agreement unless and until otherwise recommended by the holders of a majority of the outstanding Common Stock of the Company.

                              SUPPORTING STATEMENT

     A basic tenet of corporate governance is that the stockholders own the company and that they are perfectly capable of deciding, and in fact are entitled to decide, on major corporate events. Stockholder rights plans, or "poison pills," such as the one in effect at the Company deprive owners of that right by deterring acquisition offers that potentially are in the best interests of the Company's owners. We agree with Benjamin Graham, the "Father of Security Analysis," who 67 years ago wrote that it is a "...pernicious doctrine in the field of corporate administration" that "outside stockholders know nothing about the business, and hence their views deserve no consideration unless sponsored by the management." Graham further said, "The conclusion stands out that liquidation [sale] is peculiarly an issue for the stockholders. Not only must it be decided by their independent judgment and preference, but in most cases the initiative and pressure to effect liquidation must emanate from stockholders not on the board of directors."

     Poison pills can pose such an obstacle to a takeover that management and Boards become entrenched. We believe that such entrenchment, and the lack of accountability that results, adversely affect stockholder value. Inherently they also create potential conflicts of interest between boards/management and owners, particularly when -- as here -- the former have little or no ownership in the company. Redemption of the pill would allow the Company's owners to consider all tender offers, not just those endorsed by incumbent Boards.

     A "poison pill" is particularly anti-stockholder in the case of the Company, which we believe has experienced persistent significant operational problems and whose stock has consistently sold at what we believe is a substantial discount to private, or "intrinsic", value. The "poison pill" deprives the Company's owners of the avenue most likely to be open to them to achieve full value for their investment, namely the sale of the Company, because the Rights Agreement forces potential acquirers to negotiate with the Board rather than taking their offer directly to the owners. In the event a takeover proposal which the Board feels is not in the interest of the stockholders is presented directly to the stockholders, the Board can communicate that belief and supporting rationale to the stockholders for their consideration.

     We urge you to mark your proxy FOR this Proposal.

                  OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

     The purpose of the Company's Rights Plan is to strengthen the Board's ability to protect and maximize shareholder value in the context of an attempt to acquire control of the Company. The plan does not preclude unsolicited, non-abusive offers to acquire the Company at a fair price. It is designed, instead, to encourage potential acquirers to negotiate directly with the Board, which, with its unique perspective concerning the long-term prospects of the Company, is in the best position to negotiate on behalf of all shareholders and evaluate the adequacy of the offer. The Rights Plan will also help the Board protect shareholders against potential abuses during the takeover process, such as partial and two-tiered tender offers and creeping stock acquisition programs, which do not treat all shareholders fairly and equally.

     Your Board, elected by and answerable to shareholders, is charged with the responsibility of protecting your interests. All of the members of your Board, with the exception of the chairman and chief executive officer, are independent in that they are neither employees nor officers of the Company. They add a broad range of experience in business, finance and academia. If confronted with an unsolicited bid for the Company, these outside directors can be expected to be independent of management and knowledgeable of, and particularly sensitive to, their fiduciary duty under Delaware law to represent the interests of shareholders. In deciding to adopt the Rights Plan, your directors sought, received and carefully weighed information and advice from experienced, independent advisers. The Board also drew on its collective experience with many other corporations and its intimate knowledge of the Company's own business, prospects and circumstances. Also, the Board has noted that over 2000 public companies, and approximately 60% of S&P 500 companies, have adopted rights plans.

     Your Board believes that there is strong empirical evidence that a rights plan enhances shareholder value and, accordingly, our Rights Plan should not be eliminated. For example, a study by Georgeson Shareholder Communications Inc., concluded that shareholders of companies with rights plans received up to $13 billion in additional takeover premiums during the five-year period from 1992 to 1996, and shareholders of companies without rights plans surrendered up to $14.5 billion in potential value. This study also found that: (i) premiums paid to target companies with rights plans averaged 8% higher than premiums paid for target companies without rights plans; (ii) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid; and (iii) rights plans did not reduce the likelihood that a company would become a takeover target.

     In summary, your Board believes that elimination of the Rights Plan and the need for shareholder approval of any new plan (as requested by the proponent) would deprive your Company of a proven and necessary tool to maximize shareholder value.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                 PROPOSAL NO. 5

                     SHAREHOLDER PROPOSAL ON IMPLEMENTATION
                           OF THE MACBRIDE PRINCIPLES

     The Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, on behalf of the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Fire Dept. Pension Fund Art. 1B, and the New York City Police Pension Fund Art. 2, claiming beneficial ownership of 356,720, 194,300, 220,821 and 171,019 shares, respectively, together with seven co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to the Secretary of the Company.

                              SHAREHOLDER PROPOSAL

     WHEREAS, The Dun & Bradstreet Corp. operates a wholly-owned subsidiary in Northern Ireland,

     WHEREAS, the on-going peace process in Northern Ireland encourages us to search for means for establishing justice and equality;

     WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of sectarian strife in that country:

     WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace Laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

     1. Increasing the representation of individuals from under-represented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs.

     2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

     3. The banning of provocative religious or political emblems from the workplace.

     4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under-represented religious groups.

     5. Layoff, recall, and termination procedures should not, in practice favor particular religious groupings.

     6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

     7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

     8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

     9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

     RESOLVED, Shareholders request the Board of Directors to:

     1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

                              SUPPORTING STATEMENT

     We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

     Implementation of the MacBride Principles by The Dun & Bradstreet Corp. will demonstrate its concern for human rights and equality of opportunity in its international operations.

     Please vote your proxy FOR these concerns.

                  OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

     In its statements opposing the adoption of identical shareholder proposals presented at the 1989, 1990, 1991, 1992, 1993, 1994, 1995, 1996, 1997, 1998 and
1999 Annual Meetings of Shareholders, the Board of Directors of the Company and its predecessor parent confirmed the Company's long-standing commitment to equal opportunity in employment and pointed to the Company's firm policy that employment opportunities be extended to applicants and employees on an equal basis, regardless of an individual's race, creed, color, national origin, religion, age, sex or handicap. We confirm that this commitment and policy have not changed over the past year and that they are strongly supported by your Board of Directors.

     The Company's presence in Northern Ireland is limited to a small branch office of Dun & Bradstreet Limited (Irl.) ("D&B Ireland"), which is located in Bangor, Co. Down, and employs 19 people. This office adheres to the standards of the Fair Employment (Northern Ireland) Act of 1989 (the "Act") and to the Company's own policy of equal employment opportunity. In April 1992, D&B Ireland registered with the Fair Employment Commission as required by the Act. None of the Company, D&B Ireland, or, to the Company's knowledge, the appropriate governmental agencies in Northern Ireland, has ever received any complaint of religious or political discrimination with respect to the operations of D&B Ireland, and the Company is satisfied that the employment practices adopted by the Bangor office are fair and non-discriminatory.

     The objective of both the MacBride Principles and the Act is to eliminate employment discrimination in Northern Ireland. The Company wholeheartedly supports this objective. However, by adopting the MacBride

Principles, the Company would be accountable to two sets of similar, but not identical, fair employment guidelines. This would be neither necessary nor desirable, particularly in view of the Company's own internal policies and practices with respect to the promotion of fair and equal employment opportunities.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

     OVERVIEW OF EXECUTIVE COMPENSATION PHILOSOPHY AND PROGRAM

     The Compensation & Benefits Committee establishes the base salaries and other compensation of the Company's key executives, including its chairman and chief executive officer. The Committee consists entirely of independent non-employee directors and meets regularly to review and administer the executive compensation program to ensure that it continues to support the business requirements of the Company. In particular, the Company's executive compensation program is designed to:

     - attract, motivate and retain key executive talent;

     - strengthen the relationship between pay and Company performance and the alignment of executive rewards with shareholder returns; and

     - provide a balanced total compensation opportunity (including base salary, annual cash incentive and longer-term incentives) upon the Company's attainment of its business goals that is competitive with the Company's "compensation comparison group" (a select group of companies that provide business information and technology services).

     The Company's executive compensation program consists of the following three components:

     - Base Salaries. In setting base salaries of executive officers, the Committee evaluates a variety of factors. Some of the factors evaluated include: median pay levels in the compensation comparison group, scope of responsibilities, individual performance and prior experience.

     - Annual Cash Incentives. Through the annual cash incentive program, a significant portion of total cash compensation is "at risk" and is paid based on performance against predetermined annual goals. The Committee sets these goals, or performance measures, early in the year after a detailed review by the Board of Directors of the Company's annual operating budget. There is a minimum and target level of performance associated with each performance goal. The full bonus is earned for a measure if the target is achieved. Achievement below the target results in a lower bonus for that measure; achievement above the target yields a larger bonus. No bonus is earned for a performance below the minimum level. The performance measures for 1999 were apportioned into two key categories: 80% was apportioned to financial goals such as earnings per share ("EPS") and economic value added ("EVA") and, for certain executives, business unit operating income, revenue, or other appropriate financial objectives; and 20% was apportioned to improvement in the employee satisfaction index.

     - Longer-Term Incentives. Approximately half of the total compensation opportunity awarded each year to executive officers is equity-based and is delivered through the Company's longer-term incentive program. This emphasis on equity compensation reflects the Committee's view that there should be a close alignment between executive pay incentives and shareholder value creation. Prior to 1999, the Company's longer-term incentive plan consisted of two components: a two-year performance share plan tied to cumulative revenue growth goals and a grant of stock options. In December 1999, the Committee revised the longer-term incentive plan for executive officers so that 100% of the grant's underlying economic value is delivered through stock options in lieu of the combined grant of options and performance shares. The Committee made this change to align more closely the longer-term incentives of executive officers with the interests of shareholders.

     In addition to the annual longer-term incentive awards, at times the Committee will grant special equity-based awards to address specific recruitment, retention or special business issues.

     STOCK OWNERSHIP GUIDELINES

     In 1999, the Company adopted stock ownership guidelines whereby executive officers and other members of senior management are expected to acquire over time a minimum amount of Common Stock. These amounts range from five times annual base salary for the CEO, three times annual base salary for selected senior executives (including all senior executives who report directly to the CEO), to one times annual base salary for other participants in the program. The establishment of these guidelines is another component of the Company's efforts to link the interests of executives and shareholders.

     COMPANY PERFORMANCE

     In 1999, overall Company results were below expectations due to sub-par results at the Dun & Bradstreet operating company. Results were as follows:

     - EPS growth of 4%, which was less than management's goal;

     - EVA growth of 8%, which was greater than target; and

     - revenue growth of 2%, which was less than target.

     Based on these results, the Committee approved the 1999 compensation awards shown in the Summary Compensation Table that follows this report.

     COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     Effective October 25, 1999, Mr. Volney Taylor resigned as the chairman and chief executive officer of the Company, and Mr. Clifford L. Alexander, Jr. was appointed chairman and chief executive officer (on an interim basis). Mr. Alexander's compensation is discussed on page 24 under the heading "Chief Executive Officer Succession and Related Agreements."

     The determination of 1999 compensation for Mr. Taylor was made by the Committee based on the same policies and considerations applicable to other executive officers, with particular emphasis given to competitive compensation data provided by an outside consultant. Effective January 1, 1999, the Committee increased Mr. Taylor's salary by 3.3% from $700,000 to $723,000 and increased his 1999 bonus opportunity by 11.4% from $670,000 to $702,000. Mr. Taylor's annual cash incentive opportunity was apportioned 40% to EPS, 40% to EVA and 20% to improvement in the employee satisfaction index. Based on performance against these criteria, Mr. Taylor was awarded a bonus of $376,834, which was $325,166 below target.

     Mr. Taylor's performance share award for the 1998-1999 grant was based on the Company's cumulative 1998-1999 revenue growth goal. Due to performance above the Company's two-year goal, Mr. Taylor earned an award of 48,574 performance shares versus the 44,482 target grant. Under the terms of Mr. Taylor's severance agreement, the value of this award was paid to him in cash. Since this payment was not made during 1999, it does not appear in the Summary Compensation Table. In 1998, the Committee approved a target grant of performance shares for Mr. Taylor for the performance period covering the years 1999 and 2000. Cumulative revenue growth was selected as the sole performance measure for this grant. Mr. Taylor's target grant was 40,310 performance shares. Pursuant to his severance agreement, a pro rata portion of the award will be paid to him in cash at the conclusion of 2000 based on the Company's performance against its revenue growth goal. Mr. Taylor did not receive a stock option grant in 1999.

     TAX DEDUCTIBILITY

     Section 162(m) of the U.S. Internal Revenue Code of 1986 limits the deductibility of compensation in excess of $1 million paid to the Company's chairman and chief executive officer or to any of the Company's four highest-paid other executive officers to the extent that this compensation is not "performance-based." The Committee approved allocating 20% of the 1999 annual cash incentive opportunity for the Company's then chairman and chief executive officer, and for certain other executive officers, to stated improvements in the employee satisfaction index. Although this 20% of each officer's 1999 annual cash incentive opportunity did not qualify as "performance-based" compensation, the Company did not lose any deductions under Section 162(m) since none of its officers received total 1999 non-performance-based compensation in excess of $1 million.

     COMPENSATION & BENEFITS COMMITTEE

     Ronald L. Kuehn, Jr., Chairman
     Mary Johnston Evans
     Henry A. McKinnell, Jr.
     Victor A. Pelson
     Michael R. Quinlan
     Naomi O. Seligman

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                               SINCE JULY 1, 1998
                    DUN & BRADSTREET, S&P 500 AND PEER GROUP
[CUMULATIVE TOTAL RETURN CHART]

                                                    DUN & BRADSTREET                 S&P 500                   PEER GROUP
                                                    ----------------                 -------                   ----------
7/98                                                     100.00                      100.00                      100.00
9/98                                                      80.05                       90.07                       80.14
12/98                                                     94.15                      109.24                       97.26
3/99                                                     106.84                      114.68                      111.87
6/99                                                     106.84                      122.76                      118.45
9/99                                                      90.71                      115.11                      107.54
12/99                                                     90.18                      132.24                      125.68

Source: Zacks Investment Research, Inc.
Assumes $100 invested on 7/1/98
Assumes dividend reinvestment

IN ACCORDANCE WITH SEC RULES, THE ABOVE GRAPH COMPARES THE COMPANY'S CUMULATIVE TOTAL SHAREHOLDER RETURN AGAINST THE CUMULATIVE TOTAL RETURN OF THE STANDARD & POOR'S 500 INDEX AND AN INDEX OF PERFORMANCE PEER GROUP COMPANIES STARTING ON JULY 1, 1998, THE DATE ON WHICH THE COMPANY COMMENCED REGULAR WAY TRADING ON THE NEW YORK STOCK EXCHANGE AFTER THE JUNE 30, 1998 SPIN-OFF. THE PERFORMANCE PEER GROUP CONSISTS OF CERIDIAN CORPORATION, DOW JONES & COMPANY, INC., EQUIFAX INC., FIRST DATA CORPORATION, INFOUSA INC., KNIGHT-RIDDER, INC., THE MCGRAW-HILL COMPANIES, INC., THE NEW YORK TIMES COMPANY, REUTERS HOLDINGS PLC, AND TIMES-MIRROR COMPANY, WHICH COMPANIES ARE BELIEVED BY THE COMPANY TO BE REPRESENTATIVE OF THE INDUSTRIES IN WHICH THE COMPANY OPERATES.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                                  -----------------------------------
                                                     ANNUAL COMPENSATION                  AWARDS             PAYOUTS
                                               --------------------------------   -----------------------   ---------
                                                                                               SECURITIES
                                                                      OTHER       RESTRICTED   UNDERLYING   LONG-TERM
                                                                      ANNUAL        STOCK       OPTIONS/    INCENTIVE    ALL OTHER
NAME AND PRINCIPAL                             SALARY     BONUS    COMPENSATION     AWARDS        SARS       PAYOUTS    COMPENSATION
POSITION                              YEAR       ($)     (1)($)       (2)($)        (3)($)       (4)(#)      (5)($)        (6)($)
------------------------           ----------  -------  ---------  ------------   ----------   ----------   ---------   ------------
Clifford L. Alexander,
  Jr. ..................  New D&B     1999     281,250          0          0              0     100,000            0            0
Chairman and Chief
Executive Officer(7)

Elahe Hessamfar.........  New D&B     1999     475,000    131,135    129,694              0      61,400      145,756       24,478
Senior Vice President
  and                     New D&B     1998     230,000    282,030     82,947              0      27,700            0       14,429
Chief Technology Officer  Old D&B              230,000          0    121,665              0           0            0       14,429
                                   Total 1998  460,000    282,030    204,612              0      27,700            0       28,858
                          -------------------------------------------------------------------------------------------------------
                          Old D&B     1997     168,750    375,064     20,731        280,625      57,941            0        4,516
                          -------------------------------------------------------------------------------------------------------

Frank S. Sowinski.......  New D&B     1999     447,708    111,014          0              0      83,200      156,168       29,235
Executive Vice President  New D&B     1998     187,500    350,625          0              0      63,553            0       13,718
and President - Dun &     Old D&B              187,500          0          0              0           0            0       13,718
Bradstreet Operating
Company                            Total 1998  375,000    350,625          0              0      63,553            0       27,435
                          -------------------------------------------------------------------------------------------------------
                          Old D&B     1997     320,000    381,746         36              0      30,130            0       10,177
                          -------------------------------------------------------------------------------------------------------

Chester J. Geveda,
  Jr. ..................  New D&B     1999     280,000     62,659          0              0      35,500       83,564       13,403
Vice President and        New D&B     1998     135,500    172,648         36              0      42,215            0        9,465
Controller, Acting Chief  Old D&B              135,500          0          0              0           0            0        9,465
Financial Officer                  Total 1998  271,000    172,648         36              0      42,215            0       18,929
                          -------------------------------------------------------------------------------------------------------
                          Old D&B     1997     257,500    246,711         35              0      16,070            0        8,059
                          -------------------------------------------------------------------------------------------------------

Peter J. Ross...........  New D&B     1999     244,000     59,548          0              0      38,800      102,249       11,628
Senior Vice President
  and                     New D&B     1998     118,000    169,885         62              0      34,340            0        8,541
Business Affairs Officer  Old D&B              118,000          0          0              0           0            0        8,541
                                   Total 1998  236,000    169,885         62              0      34,340            0       17,082
                          -------------------------------------------------------------------------------------------------------
                          Old D&B     1997     230,000    157,658         71              0      16,340            0        7,216
                          -------------------------------------------------------------------------------------------------------

Volney Taylor...........  New D&B     1999     723,000    376,834          0              0           0      869,196       71,534
Former Chairman and       New D&B     1998     350,000    998,903        182              0     193,677            0       35,048
Chief Executive Officer   Old D&B              350,000          0        147              0           0            0       35,048
                                   Total 1998  700,000    998,903        329              0     193,677            0       70,096
                          -------------------------------------------------------------------------------------------------------
                          Old D&B     1997     630,000  1,517,449        231              0     120,540            0       20,449
                          -------------------------------------------------------------------------------------------------------

Nancy L. Henry..........  New D&B     1999     318,000     71,084          0              0           0      101,822       14,058
Chief Legal Advisor,      New D&B     1998     154,000    184,872          0              0      32,300            0        9,155
Moody's Investors         Old D&B              154,000          0          0              0           0            0        9,155
Service(8)                         Total 1998  308,000    184,872          0              0      32,300            0       18,309
                          -------------------------------------------------------------------------------------------------------
                          Old D&B     1997     219,318    279,549          0              0      35,930            0        3,072
                          -------------------------------------------------------------------------------------------------------

---------------

(1) The bonus amounts shown were earned with respect to each year indicated and paid in the following year. Included in the 1997 amounts is one-half of the 1997 performance share grant made under Old D&B's Performance Unit Plan and earned with respect to 1997. The value of these performance share payouts on the date on which they were made is as follows: Messrs. Geveda -- $88,919, Ross -- $108,778, Sowinski -- $166,146 and Taylor -- $815,261, and Mss.
    Henry -- $95,549 and Hessamfar -- $155,064.

    The remaining one-half of the 1997 performance share grant, which was replaced by the Company (i.e., "New D&B") in connection with the June 1998 spin-off (the "Spin-off"), was paid in February 1999 based on cumulative 1997-1998 performance goals and is reflected in the table as long-term incentive payouts for 1999.

(2) With the exception of Ms. Hessamfar's 1998 and 1999 amounts, the amounts shown represent reimbursement for taxes paid by the named executive officers with respect to the personal use of an automobile or certain other expenses. The 1998 and 1999 amounts shown for Ms. Hessamfar represent reimbursement of the following items: personal use of automobile (1998 -- $24,508;
    1999 -- $17,054), travel expenses (1998 -- $35,955; 1999 -- $13,479), housing allowance (1998 -- $43,589; 1999 -- $36,843), certain other expenses (1998 -- $942; 1999 -- $0) and taxes related to the foregoing (1998 -- $99,618; 1999 -- $62,318).

(3) Amounts shown represent the dollar value of restricted stock on the date of grant, if any. The number and value of the aggregate restricted stock holdings of the named executive officers at December 31, 1999 were: Mr. Alexander -- 331 shares ($9,765); Messrs. Geveda, Ross, Sowinski, and Taylor and Ms. Henry -- none; and Ms. Hessamfar -- 11,035 shares ($325,533). Dividends are paid at the rate established from time to time for the Common Stock.

(4) Amounts shown represent the number of non-qualified stock options granted each year. With respect to 1998 option grants, only newly issued option grants made by the Company (i.e., "New D&B") during that year are included in the table. In addition to the options listed in the table, "substitute options" were issued in replacement of Old D&B options that were canceled as of the Spin-off date. Amounts shown for 1997 represent the original number of Old D&B options granted in that year. These shares are among the Old D&B options that were canceled and replaced with substitute options. Limited SARs were granted in tandem with all listed options, other than those granted to Mr. Alexander.

(5) The 1999 amounts shown represent the dollar value of shares of Common Stock granted in February 1999, based on the achievement of cumulative 1997-1998 performance goals.

(6) Amounts shown represent aggregate annual Company contributions for the account of each named executive officer under the Dun & Bradstreet Profit Participation Plan ("PPP") and the Profit Participation Benefit Equalization Plan ("PPBEP"), which plans are open to substantially all employees of the Company and certain subsidiaries. The PPP is a tax-qualified defined contribution plan, and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of Company contributions that would have been made to the participants' PPP accounts but for certain Federal tax laws. In addition to the amounts shown, Mr. Taylor is entitled to certain benefits under his severance agreement, which is described on page 24 of this Proxy Statement.

(7) Mr. Alexander became an executive officer of the Company on October 25, 1999, when he was elected chairman and chief executive officer.

(8) Ms. Henry became chief legal advisor of Moody's Investors Service, a subsidiary of the Company, on November 30, 1999. In that capacity, Ms. Henry is not considered an executive officer of the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                NUMBER OF       % OF TOTAL
                               SECURITIES      OPTIONS/SARS
                               UNDERLYING       GRANTED TO      EXERCISE
                              OPTIONS/SARS     EMPLOYEES IN      OR BASE                    GRANT DATE
                                 GRANTED        FISCAL YEAR       PRICE      EXPIRATION    PRESENT VALUE
NAME(1)                          (2)(#)             (%)         ($/SHARE)       DATE          (3)($)
-------                       -------------    -------------    ---------    ----------    -------------
Clifford L. Alexander,
  Jr........................     100,000           2.83          29.1563      11/04/09        769,400
Elahe Hessamfar.............      61,400           1.74          29.1875      12/21/09        536,759
Frank S. Sowinski...........      83,200           2.35          29.1875      12/21/09        727,334
Chester J. Geveda, Jr.......      35,500           1.00          29.1875      12/21/09        310,341
Peter J. Ross...............      38,800           1.10          29.1875      12/21/09        339,190

---------------
(1) Mr. Taylor and Ms. Henry were not awarded stock options during 1999.

(2) Options that expire on December 21, 2009 become exercisable in three equal annual installments commencing on December 21, 2002, the third anniversary of the grant. Options that expire on November 4, 2009 were vested at time of grant. With the exception of Mr. Alexander's grant, all option grants were made in tandem with Limited SARs. Limited SARs are exercisable only if and to the extent that the related option is exercisable and are exercisable only during the 30-day period following the acquisition of at least 20% of the outstanding Common Stock pursuant to a tender or exchange offer not made by the Company. Each Limited SAR permits the holder to receive cash equal to the excess over the related option exercise price of the highest price paid pursuant to a tender or exchange offer for Common Stock that is in effect at any time during the 60 days preceding the date upon which the Limited SAR is exercised. Limited SARs can be exercised regardless of whether the Company supports or opposes the offer.

(3) Grant date present value is based on the Black-Scholes option valuation model, which makes the following assumptions for the grants expiring on November 4, 2009 and December 21, 2009: an expected stock-price volatility factor of 30.0%; a risk-free rate of return of 5.96% and 6.45%, respectively; a dividend yield of 2.40%; and a weighted average exercise date of 4 years and 5 years, respectively, from date of grant. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                  SHARES                   OPTIONS/SARS AT FISCAL             OPTIONS/SARS
                                 ACQUIRED      VALUE             YEAR-END(#)            AT FISCAL YEAR-END(1)($)
                                ON EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                                (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   --------   -----------   -------------   -----------   -------------
Clifford L. Alexander, Jr.....         0            0      109,360              0          63,271             0
Elahe Hessamfar...............         0            0       30,707        119,810          70,141        89,334
Frank S. Sowinski.............         0            0      111,509        171,309         869,629       280,677
Chester J. Geveda, Jr.........         0            0      101,854         90,828         781,914       189,315
Peter J. Ross.................       816       11,320      120,709         87,422       1,014,948       157,358
Volney Taylor.................    49,069      694,523      580,080        299,690       4,805,940       773,566
Nancy L. Henry................         0            0       19,041         51,344          61,671       137,892

---------------
(1) Based on the closing price of the Common Stock of $29.50 on December 31, 1999.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                          PERFORMANCE
                                                          NO. OF            OR OTHER
                                                       SHARES, UNITS      PERIOD UNTIL
                                                         OR OTHER          MATURATION
NAME(1)                                                 RIGHTS (#)         OR PAYOUT
-------                                                -------------    ----------------
Frank S. Sowinski....................................       (2)         5/1/99 - 4/30/02

---------------
(1) With the exception of Mr. Sowinski, no executive officer named in the Summary Compensation Table received a long-term incentive grant during 1999.

(2) The actual number of shares of Common Stock that will be paid out at the end of the performance period, if any, cannot be determined because the number of shares earned will be based upon the Company's Common Stock price appreciation versus that of companies that comprise the Standard & Poor's 500 Index over the performance period. Specifically, Mr. Sowinski will earn:
    (i) 6,000 or 8,000 performance shares if the Company's Common Stock share price appreciation is equal to the 50th or 60th percentile, respectively, of the S&P 500 for the three-year performance period; (ii) 10,000 performance shares if such share price appreciation is equal to or greater than the 75th percentile of the S&P 500; (iii) no performance shares if such share price appreciation is less than the 50th percentile of the S&P 500; and (iv) a number of performance shares calculated by interpolating between 6,000 and 8,000 or between 8,000 and 10,000 on a straight-line basis if such share price appreciation for such period is between the applicable percentiles of the S&P 500.

RETIREMENT BENEFITS

     The following table sets forth the estimated aggregate annual benefits payable under Dun & Bradstreet's Retirement Account Plan, Pension Benefit Equalization Plan ("PBEP") and Supplemental Executive Benefit Plan ("SEBP") as in effect during 1999 to persons in specified average final compensation and credited service classifications upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits that would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years.

                                       ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT
  AVERAGE                                      ASSUMING CREDITED SERVICE OF:
   FINAL                        ------------------------------------------------------------
COMPENSATION                    15 YEARS    20 YEARS     25 YEARS     30 YEARS     35 YEARS
------------                    --------   ----------   ----------   ----------   ----------
 $  400,000  .................  $200,000   $  240,000   $  240,000   $  240,000   $  240,000
    450,000  .................   225,000      270,000      270,000      270,000      270,000
    550,000  .................   275,000      330,000      330,000      330,000      330,000
    700,000  .................   350,000      420,000      420,000      420,000      420,000
    850,000  .................   425,000      510,000      510,000      510,000      510,000
  1,000,000  .................   500,000      600,000      600,000      600,000      600,000
  1,300,000  .................   650,000      780,000      780,000      780,000      780,000
  1,600,000  .................   800,000      960,000      960,000      960,000      960,000
  1,900,000  .................   950,000    1,140,000    1,140,000    1,140,000    1,140,000

     The number of full years of credited service under the plans for Messrs. Geveda, Ross, Sowinski, and Taylor, and Mss. Henry and Hessamfar are 25, 14, 15, 28, 2 and 2, respectively. Mr. Alexander has waived participation in these plans.

     Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions and overtime pay. Severance pay, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and current year's bonuses accrued and included in the Summary Compensation Table are not.

     For the reasons discussed above, compensation for determining retirement benefits for the named executive officers differed by more than 10% from the amounts shown in the Summary Compensation Table. 1999 compensation for purposes of determining retirement benefits for Messrs. Geveda, Ross, Sowinski and Taylor, and Mss. Henry and Hessamfar was $452,648, $413,885, $798,333, $1,721,903, $502,872 and $757,030, respectively.

     Average final compensation is defined as the highest average annual compensation during five consecutive 12-month periods in the last ten consecutive 12-month periods of the member's credited service. Members vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the table above are calculated on a straight-life annuity basis.

     The Retirement Account Plan, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on 30-year Treasuries with a minimum compounded annual interest credit rate of 3%. Executives who were close to or eligible to retire as of January 1, 1997 will receive the higher of benefits provided by the final pay formula in effect prior to 1997 or by the Retirement Account formula.

     The SEBP provides retirement benefits in addition to the benefits provided under the Retirement Account Plan and the PBEP. The SEBP has the effect of increasing the retirement benefits under the Retirement Account Plan and the PBEP to the amounts shown in the preceding table. The SEBP provides maximum benefits after 20 years.

SEVERANCE PLANS AND AGREEMENTS

     Executive Transition Plan. The Company's Executive Transition Plan ("ETP") provides severance benefits for the Company's chief executive officer and other designated executives. The ETP generally provides for the payment of severance benefits if an eligible executive's employment terminates by reason of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed resignation. In the event of an eligible termination, the executive will be paid 104 weeks of salary continuation and (unless the executive's employment is terminated by the Company for unsatisfactory performance) the executive's guideline annual bonus opportunity for the year of termination, payment of which will be prorated annually over a period equal to the number of weeks of salary continuation. Salary continuation is payable at the times the executive's salary would have been paid if employment had not terminated. In addition, the executive will receive continued medical, dental and life insurance benefits during the salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by the Company. Except in the case of a termination by the Company for unsatisfactory performance, the executive also will receive: (i) a prorated portion of the actual bonus for the year of termination that would have been payable to the executive under the annual bonus plan in which the executive is participating; (ii) cash payments equal in value to a prorated portion of any "performance-based awards" under the Company's stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and (iii) financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to the termination of employment.

     The ETP gives the Company's chief executive officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the ETP, other than the chief executive officer; the Compensation & Benefits Committee has this discretion with respect to the chief executive officer.

     As further described below under "Chief Executive Officer Succession and Related Agreements," Mr. Taylor was a participant in the ETP at the time of his mutually agreed resignation as chairman and chief executive officer of the Company. Mr. Sowinski has been designated as a participant in the ETP, subject to the provisions of an agreement between Mr. Sowinski and the Company. Under the terms of this agreement, the Company has agreed that during the period through September 30, 2001: (i) the Company's chief executive officer will not exercise the discretion referred to in the immediately preceding paragraph in a manner adverse to Mr. Sowinski without Board approval; and (ii) certain other adverse actions or determinations under the ETP may not be taken without Mr. Sowinski's consent or Board approval. No other executive officers of the Company, including Mr. Alexander, currently participate in the ETP.

     Career Transition Plan. Executive officers who do not participate in the ETP are eligible for severance benefits under the Company's Career Transition Plan ("CTP"). The CTP generally provides for the payment of benefits if an eligible executive's employment terminates by reason of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed resignation. In the event of an eligible termination, an executive officer will be paid 52 weeks of salary continuation (26 weeks if the executive is terminated by the Company for unsatisfactory performance), payable at the times the executive's salary would have been paid if employment had not terminated. For this purpose, salary consists of the executive's annual base salary at the time of termination. In addition, the executive will receive continued medical, dental and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by the Company. Except in the case of a termination by the Company for unsatisfactory performance, the executive also will receive: (i) a prorated portion of the actual bonus for the year of termination that would have been payable to the executive under the annual bonus plan in which the executive is participating, provided that the executive was employed for at least six full months during the calendar year of termination; (ii) cash payments equal in value to a prorated portion of any "performance-based awards" under the Company's stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and (iii) financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment.

     The CTP gives the Company's chief executive officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the CTP.

     Change in Control Agreements. The Company has entered into agreements with the executive officers named in the Summary Compensation Table above (other than Mr. Alexander) providing for certain benefits upon actual or constructive termination of employment in the event of a change in control of the Company. With respect to Messrs. Ross and Sowinski and Mss. Henry and Hessamfar, if, following a change in control, the executive is terminated other than for cause or by reason of death, disability or normal retirement, or the executive terminates employment for "good reason" (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), the executive shall be entitled to receive: (i) a lump sum payment equal to three times the sum of salary plus guideline bonus opportunity; (ii) continuation of welfare benefits and certain perquisites for three years; (iii) retiree medical and life insurance benefits starting at age 55; (iv) outplacement consulting in the amount of 20% of the sum of salary plus guideline bonus opportunity, but not exceeding $100,000; (v) immediate vesting of all deferred compensation and benefit plan entitlements; (vi) a prorated annual target bonus for the year in which the change in control occurs and a full target bonus for all other bonus plans in effect at the time of termination; and (vii) payment of any excise taxes due in respect of the foregoing benefits. The agreement for Mr. Geveda is substantially the same as those described above, except that: (1) the lump sum payment is equal to two times the sum of salary plus bonus opportunity; (2) welfare benefits and certain perquisites will continue for two years; and (3) outplacement consulting will be in the amount of 15% of the sum of salary plus guideline bonus opportunity, but not exceeding $50,000.

CHIEF EXECUTIVE OFFICER SUCCESSION AND RELATED AGREEMENTS

     Mr. Taylor resigned as chairman, chief executive officer and as a director of the Company effective October 25, 1999, and retired as an employee of the Company effective December 31, 1999. Mr. Taylor was a participant in the ETP at the time of his resignation. In connection with Mr. Taylor's resignation, the Company and Mr. Taylor entered into a severance agreement and release providing benefits to Mr. Taylor consistent with the ETP. Under the terms of this agreement, Mr. Taylor is receiving 104 weeks of salary continuation at a rate of $27,403.85 per week and, in addition to the other benefits contemplated by the ETP, the Company continued to make lease payments on Mr. Taylor's company-provided car through March 2000. As a retiree and pursuant to the terms of the Company's stock incentive plans, Mr. Taylor's stock options will be exercisable for the lesser of five years or their remaining term.

     Mr. Alexander was engaged as chairman and chief executive officer of the Company (on an interim basis) effective October 25, 1999. Under Mr. Alexander's employment agreement, he is entitled to a salary of $125,000 per month and was granted options to purchase 100,000 shares of Common Stock. (The terms of this option grant are described in the table "Options/SAR Grants in Last Fiscal Year" above.) Mr. Alexander has waived coverage and benefits under the ETP and the Company's benefit plans for executives related to retirement and health insurance, but will be insured under liability, life insurance and disability policies for which he is eligible. During his tenure as chairman and chief executive officer, Mr. Alexander will not receive any additional compensation in his capacity as a director of the Company.

     It is currently contemplated that Mr. Alexander will continue to serve as chairman and chief executive officer of the Company through the 2000 Spin-off, which is expected to be completed by the end of the third quarter of 2000. Under the terms of his employment agreement, Mr. Alexander's employment may be earlier terminated by: (i) Mr. Alexander in the event of unforeseen circumstances making it necessary for him to resign; (ii) the Company for cause; (iii) the Company as a result of Mr. Alexander's death or disability; or (iv) the Company for any other reason (in which event Mr. Alexander will continue to be entitled to his monthly salary for a period of three months following termination).

COMPENSATION OF DIRECTORS

     Only non-employee directors receive compensation for serving on the Board. Compensation is delivered through a combination of equity awards and cash, with equity representing approximately 65% of total targeted compensation.

     Equity Compensation. Upon joining the Board, non-employee directors receive a one-time grant of restricted stock. The number of shares awarded equals the value of the Company's Common Stock divided into the annual retainer fee in effect at that time. The shares vest in full after five years.

     Non-employee directors also receive on an annual basis stock options and/or other equity-based awards. In December 1998, non-employee directors were awarded 3,000 stock options and a target award of 1,000 performance shares. The options have an exercise price equal to the value of the Company's Common Stock on the date of grant. The options vest after one year and expire ten years from the date of grant. The terms of the performance share award provided that the actual number of shares of Common Stock to be awarded to directors at the end of the one-year performance period depended on the Company's 1999 total shareholder return relative to the total shareholder return of the companies comprising the Standard & Poor's 500 Index. Based on this performance measure, directors were issued up to 750 performance shares in February 2000 for the performance period that ended on December 31, 1999. Directors had the option of deferring receipt of their performance share awards until after the termination of their Board service. In December 1999, non-employee directors were granted 5,000 options (on the terms described above) and did not receive a performance share or other equity-based award. The Board felt that an award of options only, in lieu of a combined grant of options and performance shares, would serve to more closely align directors' long-term compensation incentives with the interests of shareholders.

     Cash Compensation. In 1999, each non-employee director was paid a retainer at an annual rate of $25,000 in quarterly installments, and each such director who was chairman of a Committee of the Board of Directors was paid an additional retainer at an annual rate of $4,000 in quarterly installments. In addition, each non-employee director was paid a fee of $1,000 for each Board or Committee meeting attended in 1999. If a Board or Committee meeting lasted more than half a day or if such meeting was held other than on a date regularly scheduled for a Board meeting, the regular $1,000 fee was doubled for such meeting.

     Deferred Compensation Plan. A non-employee director may elect to defer receipt of all or a portion of the retainer and meeting fees until after termination of Board service. Deferred amounts are credited to an account and receive the rate of return earned by one or more investment options in the employee Profit Participation Plan as selected by the director. Upon the occurrence of a change in control of the Company: (i) a lump sum payment shall be made to each director of the amount credited to the director's deferred account on the date of the change in control; and (ii) the total amount credited to each director's deferred account from the date of the change in control until the date such director ceases to be a director shall be paid in a lump sum at that time. In addition, any notice by a director to change or terminate an election to defer retainers and fees given on or before the date of the change in control shall be effective as of the date of the change in control rather than the end of the calendar year.

                                 OTHER MATTERS

     Dun & Bradstreet knows of no matters, other than those referred to herein, that will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Shareholder proposals intended to be included in the Company's Proxy Statement for the Annual Meeting of Shareholders in 2001 must be received by the Company no later than November 10, 2000.

     Under the Company's by-laws, a shareholder proposal for the 2001 Annual Meeting of Shareholders that is not intended to be included in the Company's Proxy Statement must be received by the Company no later than February 7, 2001. Any such proposal must also comply with the other provisions contained in the Company's by-laws relating to shareholder proposals.

March 6, 2000

PROXY



                        THE DUN & BRADSTREET CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 18, 2000

The undersigned hereby appoints Clifford L. Alexander, Jr., Chester J. Geveda, Jr., and David J. Lewinter, or any of them, proxies with full power of substitution to represent and vote all the shares of Common Stock of The Dun & Bradstreet Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders on April 18, 2000, and at any adjournment thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before said meeting.

This card also constitutes voting instructions to the Trustee of The Dun & Bradstreet Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of The Dun & Bradstreet Corporation held by the Trustee under such Plan, as described in the Proxy Statement.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE NAMED PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR FOLLOW THE APPLICABLE INTERNET OR TELEPHONE VOTING PROCEDURES.

                                                                  ------------
                                                                   SEE REVERSE
                                                                     SIDE
                                                                  ------------

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\




                              --------------------
                                ADMISSION TICKET
                              --------------------


                        THE DUN & BRADSTREET CORPORATION

                         Annual Meeting of Shareholders
                                 April 18, 2000
                                    9:30 a.m.
                                The Hotel du Pont
                                 Christina Room
                              11th & Market Streets
                              Wilmington, Delaware

[X]  PLEASE MARK YOUR                                                  |   3299
     VOTES AS IN THIS                                                  |___
     EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED; FOR
PROPOSAL 2; AND AGAINST PROPOSALS 3, 4 AND 5.

-----------------------------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR its nominees and FOR proposal 2.
-----------------------------------------------------------------------------------------------------------------------------------

1. Election of four Class II           FOR          WITHHELD                                FOR            AGAINST        ABSTAIN
   directors. Nominees:                [ ]             [ ]                                  [ ]              [ ]             [ ]
   01.  Hall Adams, Jr.
   02.  Ronald L. Kuehn, Jr.                                       2. Ratify the
   03.  Michael R. Quinlan                                            selection of independent
   04.  Naomi O. Seligman                                             accountants.
      For, except vote withheld from the following nominee(s):




      -------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST proposals 3, 4 and 5.
-----------------------------------------------------------------------------------------------------------------------------------
                                                  FOR            AGAINST        ABSTAIN


3.   Shareholder proposal concerning              [ ]              [ ]             [ ]
     board size and classification.

4.   Shareholder proposal concerning              [ ]              [ ]             [ ]
     Rights Agreement.

5.   Shareholder proposal on                      [ ]              [ ]             [ ]
     implementation of the MacBride
     Principles.
-----------------------------------------------------------------------------------------------------------------------------------


                    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, ad-ministrator, trustee or guardian, please give full title as such.


                    --------------------------------------------------------

                    --------------------------------------------------------
                      SIGNATURE(S)                                    DATE



  |                                                                          |
  |                                                                          |
--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\







                        THE DUN & BRADSTREET CORPORATION

Dear Shareholder:

The Dun & Bradstreet Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in this box must be used to access the system.

1.   To vote over the internet:

     - Log on to the internet and go to the web site http://www.eproxyvote.com/dnb

2.   To vote over the telephone:

     -    On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683)
          24 hours a day, 7 days a week; outside the U.S. call 1-201-536-8073.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.